MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is dated for reference as of the 14 day of April, 2005

BETWEEN:

EAGLE PLAINS RESOURCES LTD., a company duly incorporated pursuant to the laws of the Province of Alberta and having its registered and business office situated at Suite 200, 16 – 11th Avenue South, Cranbrook, British Columbia, V1C 2P1, Fax 250-426-6899

(the “Optionor”)

OF THE FIRST PART

AND:

AMARC RESOURCES LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6, Fax 604-684-8092

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

(A)                 The Optionor is the recorded and beneficial owner of an undivided 100% interest in certain mineral claims situated in the Kamloops Mining Division, in the Province of British Columbia to be known as the Acacia group of mineral claims, as detailed in the specific description of the mineral claims attached hereto as Schedule “A” (herein called the “Property”);

(B)                 The Optionor has agreed to grant an exclusive option to the Optionee to acquire a 60% or a 75% undivided interest in and to the Property by paying certain consideration and by incurring certain exploration Expenditures as detailed herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Optionee’s agreement to promptly seek TSX Venture Exchange acceptance for this Agreement and for other good and valuable consideration, the receipt and sufficiency whereof is by the Optionor hereby acknowledged, the parties agree as follows:

PART 1

DEFINITIONS

1.1                 In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

(a)         “Area of Common Interest” means, subject to Part 17, the area included within three (3) kilometres of the boundaries of the Property, but excluding any third party mineral claims in existence as of December 17, 2004;

(b)         “Effective Date” means the date upon which the TSX Venture Exchange grants to the Optionee its acceptance respecting this Agreement subject to §4.6;

(c)         “Expenditures” means all direct or indirect costs and expenses incurred by the Optionee in respect of prospecting and exploring the Property (plus an allowance of 10% of such costs and expenses (5% for individual contracts over $50,000) for a general overhead allowance) after the date of this Agreement pursuant to Part 4 hereof. The certificate of the Controller or other financial officer of the Optionee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures;

(d)         “Force Majeure” has the meaning set forth in Part 13;

(e)         “Joint Venture” means the joint venture to be formed between the Optionor and the Optionee in respect of the Property upon exercise of the Option and which is more particularly described in §4.7;

(f)         “Joint Venture Agreement” means the Venture Agreement to be entered into between the Optionor and the Optionee if the Optionee exercises this Option as provided for in §4.7 and in the form attached as Schedule C;

(g)         “Option” means the exclusive right herein granted by the Optionor to the Optionee to permit the Optionee to acquire a 60% or a 75% undivided right, title and interest in the Property and thereupon form the Joint Venture all as provided in Part 4;

(h)         “Option Period” means the period from the date above written on page one to and including the earliest of

(i)         the date of exercise of the Option,

(ii)        the fifth anniversary of the Effective Date, and

(iii)       the termination hereof pursuant to Part 16;

(i)         “Property” means the twelve (12) mineral claims described in Schedule A (the “Original Property”) as they may be augmented pursuant to Part 17 (such augmenting claims or interests being referred to herein as the “Additional Property” and included as part of the Property) or reduced under Part 12, and all mining leases and other mining interests derived from any such claims, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted and Property includes all Property Rights;

(j)         “Property Rights” means all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by either of the parties either before or after the date of this Agreement and necessary or desirable for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom; and

(k)         “Schedule” means the documents attached hereto as follows:

(i)         Schedule A – Mineral Claims Comprising the Property and Area of Common Interest;

(ii)        Schedule B – Escrow Agreement; and

(iii)       Schedule C –Venture Agreement Between Eagle Plains Resources Ltd. and Amarc Resources Ltd..

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONOR

2.1                 The Optionor represents and warrants to the Optionee that

(a)         it has been duly incorporated and validly exists as a corporation in good standing under the laws of Alberta and is authorized to hold mineral claims in the Province of British Columbia, and it is exclusively legally entitled to hold the Property and all mineral claims comprised therein, and all Property Rights held by it and will remain so entitled until all interests of the Optionor in the Property earned by the Optionee have been duly transferred to the Optionee as contemplated hereby or this Option has terminated,

(b)         it is, and will be at the time of transfer to the Optionee of mineral claims comprising the Property, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others and no taxes or rentals are due in respect of any thereof and to its knowledge and belief; the mineral claims comprised in the Property have been duly and validly located and recorded pursuant to the Mineral Tenure Act (British Columbia), and, except as specified in Schedule A and accepted by the Optionee, are in good standing in the office of the Mining Recorder on the date hereof and until the dates set opposite the respective names thereof in Schedule A,

(c)         there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Optionor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property,

(d)         no third party consent of any kind is required by the Optionor to enter into this Agreement and grant the Option contemplated hereby,

(e)         upon request by the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Claims,

(f)         the Optionor shall assume sole responsibility and liability for any obligations outstanding as of the date hereof with respect to reclamation of the Property,

(g)         the execution and delivery of this Agreement and the agreements contemplated hereby by the Optionor will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents, and

(h)         this Agreement constitutes a legal, valid and binding obligation of the Optionor.

2.2                 The representations and warranties contained in §2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §2.1 will survive the execution hereof and continue throughout the Option Period and for two years thereafter.

PART 3

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

3.1                 The Optionee represents and warrants to the Optionor that

(a)         it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is authorized to hold mineral claims in the Province of British Columbia;

(b)         neither the execution and delivery of this Agreement by the Optionee nor the performance by the Optionee of its obligations hereunder conflicts with the Optionee’s constating documents or any agreement to which it is bound;

3.2                 The representations and warranties contained in §3.1 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §3.1 will survive the execution hereof and continue throughout the Option Period.

PART 4

GRANT AND EXERCISE OF OPTION

4.1                 The Optionor hereby grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to earn a 60% undivided interest in the Property free and clear of all charges and encumbrances by paying to the Optionor $125,000 and issuing 350,000 common shares in its capital and by expending $2,500,000 of Expenditures (and record them in accordance with §9.1(a)) on the Property on or before the times set forth in §4.1. In order to exercise the Option as to 60%, the Optionee must pay to the Optionor the consideration and incur the Expenditures on the Property in this §4.1 by the dates indicated therein:

(a)         $10,000 on signing a Letter Agreement dated December 17, 2004, the receipt of which is hereby acknowledged;

(b)         $15,000 and 25,000 shares on the Effective Date;

(c)         a further $25,000 and 25,000 shares and $100,000 Expenditures on or before the first anniversary of the Effective Date;

(d)         a further $25,000 and 50,000 shares and $400,000 Expenditures on or before the second anniversary of the Effective Date;

(e)         a further $25,000 and 100,000 shares and $1,000,000 Expenditures on or before the third anniversary of the Effective Date;

(f)         a further $25,000 and 150,000 shares and $1,000,000 Expenditures on or before the fourth anniversary of the Effective Date.

4.2                 The Optionee may earn an additional 15% working interest in the Property to aggregate a total of 75% interest by completing a study of the feasibility of placing the Property into production (hereinafter “the Feasibility Study”) within 5 years of the Effective Date. The Feasibility Study need not recommend that the Property be placed into commercial production nor recommend any minimum production level in order for this requirement to be met. The Optionee will give 90 days’ notice of its intention to prepare a Feasibility Study prior to the date it earns its 60% interest, failing which the Joint Venture Agreement will be executed and finalized to coincide with the date that the 60% interest is earned.

4.3                 The Optionor acknowledges that each share certificate issued pursuant to this Part 4 shall have imprinted thereon a legend restricting transfer in Canada for four months plus one day from the date of the issuance of the shares.

4.4                 All issuances of shares to be made by the Optionee pursuant to this Part 4 shall be registered in the name of the Eagle Plains Resources Ltd.

4.5                 The Optionee is hereby granted the exclusive right by the Optionor to manage the resales of any shares of the Optionee issued to the Optionor pursuant to §4.1. To “manage” means to have the right to seek a buyer for the shares and to direct the resale of shares within a 30 day period of being notified that the Optionor desires to sell shares in order to assist the Optionor in finding a buyer for shares so that such resales will not unduly disturb the prevailing market for the Optionee’s shares. The Optionor shall not resell the shares until it has provided a notice of intention to sell and allowed the Optionee 30 days to either waive its right or seek to find a buyer for the shares at the prevailing market, failing which the Optionor shall be free to resell the shares in its discretion. The right to manage re-sales of each tranche of shares expires 12 months after the issuance of that tranche of shares to the Optionor.

4.6                 If the Effective Date has not occurred within 90 days of the date of execution hereof, then either party may terminate this Option Agreement without liability, by notice to the other party.

4.7                 Following the exercise of the Option by the Optionee, the Optionor and the Optionee will form a Joint Venture for the purpose of carrying out further exploration, development and production work on the Property and will in good faith, negotiate and execute a Joint Venture Agreement, substantially in the form of Schedule C, said agreement shall include, but not be limited to, the following more particular provisions:

(a)         the initial participating or working interests of the parties in the Joint Venture will be 60% (or 75%) as to the Optionee and 40% (or 25%) as to the Optionor;

(b)         the Optionee shall be the initial operator of the Joint Venture and the Optionee shall remain the operator as long as the Optionee has not less than a 50% participating interest. The Property claims shall be registered in the name of the operator for the Joint Venture;

(c)         the operations of the Joint Venture will be overseen by a management committee, with each party to have voting rights on such committee equal to their participating interest in the Joint Venture;

(d)         the participating interests of the parties in the Joint Venture will be subject to dilution for non-contribution on a straight line basis providing that if any party’s participating interest falls below 10%, it shall be deemed to be converted into a 5% after payback net profits interest and, for the purpose of calculating such dilution on formation of the Joint Venture, prior expenditures incurred by the parties shall be deemed to be the following amounts

(i)         in the event of a 60%:40% initial joint venture (pursuant to §4.1), $2,500,000 in respect of the Optionee and $1,666,667 in respect of the Optionor, and

(ii)        in the event of a 75%:25% initial joint venture (pursuant to §4.2), $2,500,000 plus the cost of the Feasibility Study in respect of the Optionee and $833,333 plus one third of the cost of the Feasibility Study in respect of the Optionor;

(e)         each party will have 15 days following adoption of a work program to elect to participate therein and invoices rendered to participating parties in respect of any work program shall be payable within 30 days. For production programs the election periods will be increased by 60 days and the time to contribute funds shall be accelerated so that they are due reasonably in advance of the Operator actually expending them;

(f)         each party will grant to the other a 21 day right of first refusal with respect to any proposed sale of such party’s interest in the Joint Venture to a third party. If a sale is completed the third party must agree to be bound to the terms of the joint venture agreement; and

(g)         disputes in either reaching a binding joint venture agreement and in regards to its interpretation or in the event of deadlock on the management committee, shall be resolved, insofar as lawfully possible, by binding arbitration.

PART 5

ASSIGNMENT OF OPTION

5.1                 Subject to Part 11, the Optionee may assign all or part of its obligations under this Option Agreement during the Option Period to a third party (the “Assignee”) with consent of the Optionor, such consent not to be unreasonably withheld, providing also that the Assignee agrees to execute an acknowledgement to be bound by the terms hereof insofar as the Optionor’s rights hereunder are concerned. Such Assignee shall issue shares in its capital to fulfill the share obligations in §4.1 based on issuing the equivalent value of its shares using a deemed value of the Optionee’s shares equal to their traded value at the time of assignment by the Optionee. For example if the Optionee’s shares are trading at $1.00 at a time of assignment just before the third anniversary of the Effective Date, then the assignee must issue shares having a value of $100,000 by the third anniversary.

PART 6

EXERCISE OF OPTION

6.1                 The Optionee may in its sole discretion at any time accelerate the payment of the consideration and incur the Expenditures on the Property required by §4.1 (or §4.2) to exercise the Option and thereby earlier acquire its interest in the Property.

6.2                 If and when the Option has been exercised, a 60% (or 75%) undivided right, title and interest to the Property will thereupon vest in the Optionee free and clear of all charges, encumbrances and claims but subject to the obligation to enter into the Joint Venture Agreement.

PART 7

RIGHT OF ENTRY

7.1                 Throughout the Option Period, the Directors and Officers of the Optionee and its servants, agents and independent contractors, will have the sole and exclusive right in respect of the Property to

(a)         enter thereon,

(b)         have exclusive and quiet possession thereof,

(c)         do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable,

(d)         bring upon and erect upon the Property buildings, plant, machinery and equipment as the Optionee may deem advisable, and

(e)         remove therefrom and dispose of reasonable quantities of ores, mineral and metals for the purpose of obtaining assays or making other tests.

PART 8

RECORD OF OPTION AGREEMENT

8.1                 Concurrently with the execution hereof, the Optionor will deliver to the Escrow Agent referred to in Schedule B, duly executed and registerable transfers of the Property in favour of the Optionee.

8.2                 The Optionee will be entitled to record a notice of the existence of this Option in the applicable mining recorder’s office.

PART 9

OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

9.1                 During the Option Period the Optionee will

(a)         maintain in good standing those mineral claims comprised in the Property that are in good standing on the date hereof by the doing and filing of the maximum available assessment work credits on the Property applying any excess work credits to the Portable Assessment Credits accounts equally to the Optionee and the Optionor or by making of payments in lieu of the minimum requirements, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the

Optionee’s activities thereon except those at the time contested in good faith by the Optionee,

(b)         permit the directors, officers, employees and designated consultants of the Optionor, at their own risk, access to the Property at all reasonable times subject always to Part 14, and providing the Optionor agrees to indemnify the Optionee against and to save the Optionee harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property,

(c)         deliver to the Optionor on or before six months after each anniversary hereof, a report (including up-to-date maps if there are any) describing the results of work done in the last completed expenditure year, together with reasonable details of Expenditures made,

(d)         do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority and file for all available assessment credits, and

(e)         indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee’s activities on the Property and, without limiting the generality of the foregoing will, during the currency of this Agreement, cause any of its independent contractors to carry not less than $1 million in third party liability insurance in respect of their operations conducted on the Property on behalf of the Optionee, such insurance to be for the benefit of the Optionee and the Optionor as their interests appear; provided that neither the Optionee nor its independent contractors will incur any obligation thereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in as safe a condition as existed on the date hereof.

PART 10

TERMINATION OF OPTION

10.1         If the Option is terminated otherwise than upon the exercise thereof pursuant to Part 4, the Optionee will

(a)         leave in good standing for a period of at least one year from the termination of the Option Period those mineral claims comprised in the Property that are in good standing on the date hereof and any other mineral claims comprised in the Property that the Optionee acquires after the date hereof, and

(b)         deliver at no cost to the Optionor within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

10.2                 Notwithstanding termination of the Option, the Optionee will have the right, within a period of 90 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 90-day period will thereafter, only if the Optionor elects in writing, become the property of the Optionor.

PART 11

TRANSFERS

11.1                 The Optionee may at any time (and from time to time) either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest will have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing

(a)         a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants, and

(b)         a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this § 11.1.

11.2                 No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property will, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee will be deemed to be discharged from all obligations hereunder save and except for the fulfilment of contractual commitments accrued due before the date on which the Optionee will have no further interest in this Agreement.

11.3                 If the Optionor

(a)         receives a bona fide offer from an independent third party (“Proposed Purchaser”) dealing at arm’s length with the Optionor to purchase all or substantially all of its interest in the Property, which offer the Optionor desires to accept, or

(b)         in the event that the Optionor intends to sell all or substantially all of its interest in the Option or the Property,

the Optionor will first offer (the “Offer”) such interest in writing to the Optionee upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Optionor, as the case may be.

11.4                 The Offer will specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term will, in the case of an intended offer by the Optionor, mean the person or persons to whom the Optionor intends to offer its interest or is likely to so offer it) and, if the offer received by the Optionor from the Proposed Purchaser provides for any consideration payable to the Optionor otherwise than in cash, the Offer will include the Optionor good faith estimate of the cash equivalent of the non-cash consideration.

11.5                 If within a period of 30 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the same, the Optionor will be bound to sell such interest to the Optionee (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.

11.6                 If the Offer so accepted by the Optionee contains the Optionor’s good faith estimate of the cash equivalent consideration as aforesaid, and if the Optionee disagrees with the Optionor’s best estimate, the Optionee will so notify the Optionor at the time of acceptance and the Optionee will, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.

11.7                 If the Optionee so notifies the Optionor, the acceptance by the Optionee will be effective and binding upon the Optionee and the Optionor and the cash equivalent of any such non-cash consideration will be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and will be payable by the Optionee, subject to prepayment as hereinafter provided, within 10 days following its determination by arbitration.

11.8                 The Optionee will in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount will be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

11.9                 If the Optionee fails to notify the Optionor before the expiration of the time limited therefor that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 45 days, provided that the terms of this Part 11 will again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 45 days.

11.10                Any sale hereunder will be conditional upon the delivery by the Proposed Purchaser to the Optionee of a written undertaking, in form and substance satisfactory to counsel for the Optionee, to be bound by the terms and conditions of this Agreement.

PART 12

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE
TERMINATION OF AGREEMENT

12.1                 The Optionee may during the Option Period, elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention.

12.2                 For a period of 30 days after the date of delivery of such notice the Optionor may elect to have any or all of the mineral claims in respect of which such notice has been given transferred to it by delivery of a request therefor to the Optionee, whereupon the Optionee will deliver to the Optionor a quit claim or release from escrow a Bill of Sale or provide such other appropriate Deed or assurance in registrable form transferring such mineral claims to the Optionor if the Optionor is not then already the registered owner of such mineral claims.

12.3                 Any claims so transferred, if in good standing at the date hereof or if the Optionee causes the same to be placed in good standing after the date hereof, will be in good standing under the Mineral Tenure Act for at least six months from the date of transfer. If the Optionor fails to make request for the transfer of any mineral claims as aforesaid within such 30-day period, the Optionee may then abandon such mineral claim without further notice to the Optionor. Upon any such transfer or abandonment the mineral claims so transferred or abandoned will for all purposes of this Agreement cease to form part of the Property.

PART 13

FORCE MAJEURE

13.1                 If the Optionee is at any time either during the Option Period prevented or delayed in complying with the work Expenditure requirement provisions of this Agreement in Part 4 by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Optionee (and for greater certainty excluding factors related to a lack of funding), the time limited for the performance by the Optionee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge the Optionee from its obligation to timely pay the cash and share consideration under §4.1.

13.2                 The Optionee will within seven days give notice to the Optionor of each event of force majeure under §13.1 and upon cessation of such event will furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

PART 14

CONFIDENTIAL INFORMATION

14.1                 No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, will be published by the Optionor without the written consent of the Optionee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. This provision shall terminate three years after the later of the termination of this Option and the termination of the Joint Venture Agreement.

PART 15

ARBITRATION

15.1                 All questions or matters in dispute with respect to the interpretation of this agreement or the Joint Venture Agreement will, insofar as lawfully possible, be submitted to arbitration pursuant to the terms hereof using “final offer” arbitration procedures.

15.2                 It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 10 days’ prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

15.3                 On the expiration of such 10 days, the party who gave such notice may proceed to commence procedure in furtherance of arbitration as provided in this Part 15.

15.4                 The party desiring arbitration (“First Party”) will nominate in writing three proposed arbitrators, and will notify the other party (“Second Party”) of such nominees, and the other party will, within 10 days after receiving such notice, either choose one of the three or recommend three nominees of its own. All nominees of either party must hold accreditation as either a lawyer, accountant or mining engineer. If the First Party fails to choose one of the Second Party’s nominees then all six names shall be placed into a hat and one name shall be randomly chosen by the president of the First Party and that person if he/she is prepared to act shall be the nominee. Except as specifically otherwise provided in this Part 15 the arbitration herein provided for will be conducted in accordance with the Commercial Arbitration Act (British Columbia). The parties shall thereupon each be obligated to proffer to the Arbitrator within 21 days of his/her appointment a proposed written solution to the dispute and the arbitrator shall within 10 days of receiving such proposals choose one of them without altering it except with the consent of both parties.

15.5                 The expense of the arbitration will be paid as specified in the award.

15.6                 The parties may agree that the award of the arbitrator will be final and binding upon each of them.

PART 16

DEFAULT AND TERMINATION

16.1                 If at any time during the Option Period either party fails to perform any obligation hereunder or any representation or warranty given by it proves to be untrue, then the other party may terminate this Agreement (without prejudice to any other rights it may have) providing

(a)         it first gives to the party allegedly in default a notice of default containing particulars of the obligation which such has not performed, or the warranty breached,

(b)         the other party does not dispute the default, then if it is reasonably possible to cure the default without irreparable harm to the non-defaulting party, the defaulting party does not, within 30 days after delivery of such notice of default, cure such default by appropriate payment or commence to correct such default and diligently prosecute the matter until it is corrected, and

(c)         if the defaulting party fails to comply with the provisions of this §16.1 the other party may thereafter terminate this Agreement, and the provisions of Part 10 will then be applicable.

16.2                 The Optionee may at any time terminate this Option by giving notice of termination to the Optionor and shall thereupon be relieved of any further obligations in connection herewith but shall remain liable for obligations which have accrued to the date of notice.

PART 17

AREA OF COMMON INTEREST

17.1                 There shall exist an area of common interest within the area included within three (3) kilometres of the boundaries of the Property (as detailed in the specific description of the mineral claims attached hereto as Schedule “A”), but excluding any third party mineral claims existing as of December 17, 2004. If either Party (or permitted assignee hereof) beneficially acquires any interest in mineral claims within such area they shall, at the election of the other party (made by it within 20 days of written notice), be made part of the Property for all purposes and may be referred to as Additional Property. That is, if acquired by the Optionee, such additional claims shall be transferred to the Optionor on termination hereof without additional cost and if acquired by the Optionor shall be optioned to the Optionee as if part of the Property (and without additional consideration being demanded from the Optionee).

PART 18

NOTICES

18.1                 Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties written on page 1.

18.2                 The date of receipt of such notice, demand or other communication will be the date of delivery or fax thereof if delivered or faxed during business hours, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

18.3                 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 19

GENERAL

19.1                 This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

19.2                 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

19.3                 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

19.4                 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns, subject to the conditions hereof.

19.5                 This Agreement will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. This agreement is to be construed as an option only and nothing herein shall obligate the Optionee to do anything or pay any amount except where expressly herein provided.

19.6                 All sums of money referred to herein are expressed in Canadian currency.

19.7                 The headings appearing in this Agreement are for general information and reference only and this Agreement will not be construed by reference to such headings.

19.8                 In interpreting this Agreement and the schedules hereto attached, where the context so requires, the singular will include the plural, and the masculine will include the feminine, the neuter, and vice versa.

19.9                 Nothing herein will constitute or be taken to constitute the Parties as partners or create any fiduciary relationship between them.

19.10                No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the Parties.

19.11                This Agreement may be executed in counterpart and by facsimile.

IN WITNESS WHEREOF this Option Agreement has been executed on behalf of the Optionor and the Optionee by their duly authorized officers on the _____day of April, 2005.

The Optionee

AMARC RESOURCES LTD.

Per:
Authorized Signatory

The Optionor

EAGLE PLAINS RESOURCES LTD.

Per:
Authorized Signatory

SCHEDULE A
Mineral Claims Comprising the Property and Area of Common Interest

Tenure Number	Claim Name	NTS Map Number	Work Recorded To (D/M/Y)	Mining Division	Area (units)
376027	SIN 1	82-M-4	22/04/2005	Kamloops	20
376028	SIN 2	82-M-4	22/04/2005	Kamloops	20
376037	SIN 3	82-M-4	22/04/2005	Kamloops	20
376038	SIN 4	82-M-4	22/04/2005	Kamloops	4
376039	SIN 5	82-M-4	22/04/2005	Kamloops	20
376040	SIN 6	82-M-4	22/04/2005	Kamloops	20
376041	SIN 7	82-M-4	22/04/2005	Kamloops	20
376042	SIN 8	82-M-4	23/04/2005	Kamloops	16
376043	SIN 9	82-M-4	23/04/2005	Kamloops	16
376984	SIN 10	82-M-4	22/04/2005	Kamloops	20
376985	SIN 11	82-M-4	22/04/2005	Kamloops	12
376986	SIN 12	82-M-4	23/04/2005	Kamloops	15

SCHEDULE B

ESCROW AGREEMENT

THIS AGREEMENT is made the ______day of April, 2005

AMONG:

AMARC RESOURCES LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(the “Optionee”)

AND:

EAGLE PLAINS RESOURCES LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at Suite 200, 16 – 11th Avenue South, Cranbrook, British Columbia, V1C 2P1, Fax 250 426-6899

(the “Optionor”)

AND:

LML&S SERVICES INC., a British Columbia company with its registered office at 1500 Royal Centre, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7

(the “Escrow Agent”)

WHEREAS:

(A)                 Pursuant to a Property Option Agreement of the same date between the Optionor and the Optionee (the “Option Agreement”), to which this agreement is attached as Schedule B, the Optionee can acquire a 60% (or 75%) interest in certain mineral claims comprising the Property, on the terms set forth in the Option Agreement; and

(B)                 The Optionor and the Optionee have agreed that the duly executed recordable bills of sale respecting the mineral claims (the “Claims”) comprising the Property (the “Escrow Documents”) will be held in escrow;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants contained herein the Parties hereto mutually agree as follows:

1.                   Terms of Escrow and Release

1.1                 The Optionor will forthwith deliver to the Escrow Agent the Escrow Documents respecting each of the following Claims and such other Claims as may be added under the terms of the Option Agreement:

Tenure Number	Claim Name	NTS Map Number	Work Recorded To (D/M/Y)	Mining Division	Area (units)
376027	SIN 1	82-M-4	22/04/2005	Kamloops	20
376028	SIN 2	82-M-4	22/04/2005	Kamloops	20
376037	SIN 3	82-M-4	22/04/2005	Kamloops	20
376038	SIN 4	82-M-4	22/04/2005	Kamloops	4
376039	SIN 5	82-M-4	22/04/2005	Kamloops	20
376040	SIN 6	82-M-4	22/04/2005	Kamloops	20
376041	SIN 7	82-M-4	22/04/2005	Kamloops	20
376042	SIN 8	82-M-4	23/04/2005	Kamloops	16
376043	SIN 9	82-M-4	23/04/2005	Kamloops	16
376984	SIN 10	82-M-4	22/04/2005	Kamloops	20
376985	SIN 11	82-M-4	22/04/2005	Kamloops	12
376986	SIN 12	82-M-4	23/04/2005	Kamloops	15

1.2                 On receipt of notice from the Optionee that the Optionee has exercised its Option to acquire the Claims in accordance with the terms of the Option Agreement, the Optionee will provide written request to the Escrow Agent to release the Escrow Documents to the Optionee. Upon receipt of such notice, the Escrow Agent will deliver the Notice to the Optionor.

1.3                 If after 10 days the Optionor has not objected to the notice in §1.2, the Escrow Agent will deliver the Escrow Documents to the Optionee.

1.4                 If the Escrow Agent receives a notice from the Optionor that the Optionee has defaulted under the Option Agreement, the Escrow Agent shall deliver the notice to the Optionee.

1.5                 If the Optionee does not dispute the default notice in §1.4, the Escrow Agent will deliver the Escrow Documents to the Optionor.

1.6                 In the event of a dispute under §1.3 - §1.5, the Escrow Agent will retain the Escrow Documents until a settlement or judicial resolution of the dispute.

2.                   Cancellation of Escrow Arrangement

2.1                 If the Option Agreement is terminated in accordance with the terms of the Option Agreement, the Optionor and the Optionee will forthwith jointly advise the Escrow Agent, who will return the Escrow Documents to the Optionor.

3.                   Escrow Agent Duties and Fees

3.1                 The Escrow Agent agrees to perform all of the duties hereinbefore set forth which are applicable to it unless prohibited by a Court of competent jurisdiction.

3.2                 The Optionee will pay from time to time the reasonable fees and expenses of the Escrow Agent in connection with the performance of its duties hereunder and in connection with any proceedings in which it is involved as a result of agreeing to be a Party to this Agreement.

3.3                 The Optionee and the Optionor will indemnify and save harmless the Escrow Agent of and from all other claims, demands, damage, loss and expense arising out of the performance of its duties hereunder.

4.                   Escrow Agent’s Limited Responsibilities

4.1                 The Escrow Agent will have no responsibility in respect of the Escrow Documents except the duty to exercise such care in the safekeeping thereof as it would exercise if the Escrow Documents were the property of a client of the Escrow Agent.

4.2                 The Escrow Agent will have no duties or obligations except those which are expressly set forth in this Agreement, and, except as expressly set out in this Agreement, it will not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement unless received by it in writing and signed by the other Parties and unless it has given its written consent thereto if its duties or obligations under this Agreement are affected.

4.3                 The Escrow Agent will be protected in acting on any written notice, request, waiver, consent, receipt, election, declaration or any paper or document furnished to it and executed, whether or not under the seal, by any Party hereto not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and the Escrow Agent will not be required to determine the authenticity of signatures or the power and authority of any signatory to execute documents or to verify the accuracy of any statement contained therein.

5.                   Replacement of Escrow Agent

5.1                 If the Escrow Agent wishes to be relieved from its duties and obligations under this Agreement it shall so notify the other Parties in writing, or in the event that the Optionee and the Optionor mutually agree to replace the Escrow Agent, they shall so notify the Escrow Agent of their intention and, in either case, the replacement of the

Escrow Agent shall be made within a period of sixty (60) days following receipt of the notice, provided that the selection and appointment of the replacement for the Escrow Agent shall be the sole responsibility of the Optionee, subject to the consent of the Optionor, which consent shall not be unreasonably withheld, and subject to the agreement of the new Escrow Agent to be bound by the terms and conditions of this Agreement.

6.                   New Escrow Agent

6.1                 Any new Escrow Agent appointed hereunder shall execute an instrument accepting such appointment hereunder and deliver one counterpart thereof to the Optionee, one counterpart thereof to the Escrow Agent last in office, and one counterpart to the Optionor, and thereupon such new Escrow Agent without further act shall become vested in all rights, powers and obligations of its predecessor for execution of the mandate hereunder, with like effect as if originally named as Escrow Agent herein, and the predecessor Escrow Agent shall forthwith deliver the Escrow Documents and any other documents in its possession pursuant to this Agreement to the new Escrow Agent, for the purposes and uses of this Agreement.

7.                   Escrow Agents Counsel

7.1                 Each of the Parties confirms that it is aware that the Escrow Agent is a corporation that is controlled and directed by Lang Michener, Barristers and Solicitors, Counsel to the Optionee.

8.                   Notice

8.1                 Subject to section 8.2, any notice, direction or other instrument required or permitted to be given hereunder will be delivered or faxed in writing to the respective Parties at the addresses set out on the first page of this Agreement and notice to such addresses will be and will constitute full and complete notice and delivery to the respective Party.

8.2                 Any Party hereto may change its address for service of notice by a notice in writing delivered to all of the other Parties in the manner provided in section 8.1.

9.                   Enurement

9.1                 This Agreement will enure to the benefit of and be binding upon the Parties hereto, their respective successors and assigns.

10.                 Counterparts

10.1               This Agreement may be executed by any person who is to become a Party hereto by signing a counterpart hereof, each of which counterparts together will constitute a single instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.

The Optionee

AMARC RESOURCES LTD.

Per:
Authorized Signatory

The Optionor

EAGLE PLAINS RESOURCES LTD.

Per:
Authorized Signatory

LML&S SERVICES INC.

Per:
Authorized Signatory

SCHEDULE C

VENTURE AGREEMENT

BETWEEN

EAGLE PLAINS RESOURCES LTD.

 - and -

AMARC RESOURCES LTD.

APRIL, 2005

ACACIA Property

This Joint Venture Agreement is intended to be the platform for future Eagle Plains Joint Ventures and will be amended from time to time.

- ii -

- iii -

Exhibit A - Property
Exhibit B - Area of Interest
Exhibit C - Accounting Procedure
Exhibit D - Net Returns

VENTURE AGREEMENT

THIS VENTURE AGREEMENT is dated effective ◆, 20 ◆

BETWEEN:

EAGLE PLAINS RESOURCES, LTD., a corporation incorporated under the laws of Alberta

(“Eagle Plains”)

AND:

AMARC RESOUCES LTD., a corporation incorporated under the laws of British Columbia

(“Amarc”)

WHEREAS:

(A)                 Eagle Plains and Amarc own certain Property known as the ◆ Property situated in the ◆ Mining Division, British Columbia which are described in Exhibit A and are defined in §1.1(ee) below.

(B)                 Eagle Plains and Amarc wish to participate in the further exploration, evaluation, and if justified, the development and mining of mineral resources within the Property.

NOW THEREFORE, in consideration of the covenants and terms contained herein, Eagle Plains and Amarc agree as follows:

1.                   DEFINITIONS

1.1                 Cross-references in this Agreement to Sections, Subsections and Exhibits refer to Sections, Subsections and Exhibits of this Agreement, unless specified otherwise.

(a)         “Accounting Procedure” means the procedure set forth in Exhibit C.

(b)         “Affiliate” of a Participant means an entity or person that Controls, is Controlled by, or is under common Control with the Participant through direct or indirect ownership of greater than fifty percent (50%) of equity or voting interest.

(c)         “Agreement” means this Joint Venture Agreement, including any amendments and modifications hereof, and all appendices, schedules and exhibits which are incorporated herein by this reference.

(d)         “Area of Interest” means the area described in Exhibit B.

(e)         “Assets” means the Property, Products, and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

(f)         “Budget” means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made.

(g)         “Claims” means the mineral claims described in Exhibit A to this Agreement, all of which are located in the ◆Mining Division, British Columbia, and any claims that become part of the Property pursuant to Article 14 hereof.

(h)         “Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Property have ceased or are suspended, including, but not limited to, Environmental Compliance.

(i)         “Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

(j)         “Development” means all preparation (other than Exploration) for the removal and recovery of Products, including the construction or installation of leach pads, a mill or any other improvements to be used for the mining, handling, milling, beneficiation or other processing of Products.

(k)         “Effective Date” means the date set forth in §3.5 of this Agreement.

(l)         “Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

(m)         “Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Property or other compliance with Environmental Laws.

(n)         “Environmental Laws” means Laws aimed at reclamation or restoration of the Property; abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

(o)         “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, legal fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Property and/or emanating or migrating and/or threatening to emanate or migrate from the Property to off-site Property; (ii) physical disturbance of the environment caused by Operations; or (iii) the violation or alleged violation of any Environmental Laws arising from or relating to Operations.

(p)         “Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and any other material or information relating to the Property.

(q)         “Exploration” means activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of Products.

(r)         “Feasibility Report” means that document or those documents consisting of reports, estimates, studies and financial analyses which together examine the feasibility of bringing into commercial production a deposit of minerals and the feasibility shall include at least the following information: (i) a description of that part of the Property to be utilized by the proposed mine; (ii) the estimate of recoverable reserves and the estimated composition and metal content thereof; (iii) the proposed procedure for development, mining and production; (iv) results of any metallurgical tests; (v) the nature and extent of the facilities proposed to be acquired which may include mill or plant facilities, if the size, extent and location of the ore body makes such mill or plant facilities feasible, in which event the report shall also include a flow sheet; (vi) the estimated capital and operating costs which are reasonably required to purchase, construct and install and operate all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements; (vii) an economic evaluation of the project, including sensitivity analysis; (viii) the present and anticipated environmental conditions and estimated environmental protection/remediation costs; (ix) the anticipated completion date; (x) such other data and information as the Manager considers reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and (xi) the estimated working capital requirements for the initial four months of operation following the completion date or such longer period as the Manager considers reasonably justified in the circumstances.

(s)         “Government Fees” means all rentals, holding fees, location fees, maintenance payments or other payments required by any law, rule or regulation to be paid to a federal, provincial or territorial government, in order to locate or maintain any mining leases or surface leases, Claims or other tenures included in the Property.

(t)         “Initial Contribution” means that contribution each Participant agrees to make, or is deemed to have made, pursuant to §5.1.

(u)         “Joint Account” means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

(v)         “Law” or “Laws” means all federal, provincial, territorial and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Property, Area of Interest, or Operations, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make laws applicable to the parties during periods when the laws are not applicable by their terms or the timing of their enactment.

(w)         “Management Committee” means the committee established under 7.

(x)         “Manager” means the person or entity appointed under 8 to manage Operations, or any successor Manager.

(y)         “Mining” means the mining, extracting, producing, handling, milling, or other processing of Products.

(z)         “Net Returns” shall have the meaning specified in Exhibit D.

(aa)       “Operations” means the activities carried out under this Agreement.

(bb)       “Participant” and “Participants” mean the persons or entities that from time to time have Participating Interests.

(cc)       “Participating Interest” means the percentage interest representing the ownership interest of a Participant in the Assets, and in all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%) . Decimals of .005 or more shall be rounded up to .01; decimals of less than .005 shall be rounded down. The initial Participating Interests of the Participants are set forth in §6.1(a) .

(dd)       “Products” means all metals, ores, concentrates, minerals, and mineral resources, including materials derived from the foregoing, produced from the Property under this Agreement.

(ee)       “Program” means a description in reasonable detail of Operations to be conducted by the Manager, as described in 9.

(ff)         “Property” means the Property described on Exhibit A attached hereto.

(gg)        “Underlying Agreement” means the ◆ Property option agreement dated ◆ between Eagle Plains Resources Ltd. and ◆.

(hh)        “Venture” means the contractual relationship of the parties under this Agreement.

2.                   REPRESENTATIONS AND WARRANTIES; RECORD TITLE; INDEMNITIES

Capacity of Participants

2.1                 Each Participant represents and warrants to the other Participant as follows:

(a)         it is a corporation duly incorporated, qualified to transact business, and in good standing under the laws of its jurisdiction and in British Columbia;

(b)         it has the capacity to enter into and perform this Agreement and all transactions contemplated herein, and all corporate, board of directors and other actions required to authorize it to enter into and perform this Agreement have been properly taken; and

(c)         it will not breach any other agreement or arrangement by entering into or performing this Agreement, and this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

Disclosures

2.2                 Each of the Participants represents and warrants that it is not aware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Agreement from being materially misleading.

Record Title

2.3                 Title to real and personal property included in the Assets shall be held in the name of the Manager. The Manager shall hold same in trust for the Participants in accordance with their respective interests from time to time.

Loss of Title

2.4                 Any failure or loss of title to the Assets, and all costs of defending title thereto, shall be charged to the Venture.

Indemnities

2.5

(a)         Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys or Affiliates (collectively “Indemnified Participant”) against any loss, cost, expense, damage or liability (including legal fees and other expenses) arising out of or based on a breach by the Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement including, subject to §8.3, a breach of a participant’s duties as Manager pursuant to §8.2.

(b)         In addition to the indemnity provided in §(a), the Manager shall indemnify the other Participant, its directors, officers, agents and attorneys or Affiliates (collectively “Indemnified participant”) against any third party related loss, cost, expense, damage or liability (including Environment Liabilities) (collectively “Loss”) incurred or suffered directly by a Participant arising howsoever out of the Manager’s actions or omissions on the Property. For further certainty, a Participant is not entitled to any indemnification pursuant to this §(b) in respect of any Loss incurred or suffered by the Venture.

(c)         If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defence, compromise, or settlement of the matter, including, at the Indemnifying Participant’s expense, employment of counsel of the Indemnified Participant’s choice. Any damages to the Assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defence, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

Underlying Agreement

2.6                 All rights and benefits provided by or acquired pursuant to the Underlying Agreement by either Participant shall be included in “Assets’ and shall be held by the Participant which is the Manager for the benefit of the Participants. The Participant which is the Manager shall have the authority to represent the other Participant in all dealings with the other party to the Underlying Agreement, with the intent that the interests of the Participants in those parts of the Property which are subject to the Underlying Agreement will be and can be represented as a single, combined interest, provided that such authority shall be exercised in the manner to be directed by the Management Committee.

3.                   NAME, PURPOSES AND TERM

General

3.1                 Eagle Plains and Amarc hereby enter into this Agreement for the purposes hereinafter stated. All of the Participants’ rights and obligations in connection with the Assets, the Area of Interest and all Operations shall be subject to and governed by this Agreement.

Name

3.2                 The Manager shall conduct the business of this Venture in the name of the Venture, doing business as the ◆“ Venture”. If applicable, the Manager shall accomplish any registration required by applicable, assumed or fictitious name statutes and similar statutes.

Purposes

3.3                 This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

(a)         to conduct Exploration within the Property;

(b)         to acquire additional real property and other interests within the Area of Interest;

(c)         to evaluate the possible Development and Mining of the Property, and if justified, to engage in Development and Mining;

(d)         to engage in Operations within the Property;

(e)         to engage in disposition of Products, only to the limited extent permitted in 10;

(f)         to complete and satisfy all Environmental Compliance obligations and other Continuing Obligations relating to the Property; and

(g)         to perform any other operation or activity necessary, appropriate, or incidental to any of the foregoing.

Limitation

3.4                 Unless the Participants otherwise agree in writing, Operations shall be limited to the purposes described in §3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

Term

3.5                 The Effective Date of this Agreement shall be ◆, 2005. Unless the Venture is earlier terminated or terminates as provided in this Agreement, the term of this Agreement is for so long as any of the Property are jointly owned by the Participants hereto and thereafter until all materials, supplies, and equipment have been salvaged and disposed of, a final accounting has been made between the Participants, and any required Environmental Compliance has been completed and accepted by the appropriate governmental agencies.

4.                   RELATIONSHIP OF THE PARTICIPANTS

No Partnership

4.1                 Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial, tax, or other partnership.

Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. It is the Participants’ intent that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

Other Business Opportunities

4.2                 Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with Operations, without consulting the other. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Participant, and neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement, except as provided in §11.6. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate, or otherwise treat any Participant’s share of Products in any facility owned or controlled by such Participant.

Termination or Transfer of Rights to Property

4.3                 Except as otherwise provided in this Agreement, neither Participant shall permit or cause all or any part of its interest in the Assets or this Agreement to be sold, exchanged, encumbered, surrendered, abandoned, partitioned, divided, or otherwise terminated, by judicial means or otherwise. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by any law.

No Royalty or Other Interests

4.4                 No Participant shall be entitled or permitted to create any royalty or similar carried interest in all or any part of the Assets.

No Third Party Beneficiary Rights

4.5                 This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party, governmental agency or organization.

5.                   CONTRIBUTIONS BY PARTICIPANTS

Initial Contribution

5.1                 Each Participant, as its Initial Contribution, hereby contributes to the Venture all its undivided right, title and interest in and to the Property, together with all of its respective right, title and interest in and to any licenses and permits relating to the Property, together with all maps, data, reports, studies, and documents relating thereto, free and clear of any Encumbrances.

Value of Initial Contributions

5.2                 The agreed value of the Participants’ respective Initial Contributions shall be as follows:

Eagle Plains	$ ◆
Amarc	$ ◆

Cash Contributions

5.3                 The Participants shall contribute funds for adopted Programs and Budgets in proportion to their respective Participating Interests, subject to elections permitted by §9.4.

6.                   PARTICIPATING INTERESTS

Participating Interests

6.1

(a)         Initial Participating Interest. Subject to §(b) below, the Participants shall have the following initial Participating Interests in the Venture:

Eagle Plains	◆ %
Amarc	◆ %

(b)         Changes in Participating Interests. A Participant’s Participating Interest shall only be changed as follows:

(i)         upon an election or deemed election by a Participant pursuant to §9.4, not to contribute or to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest;

(ii)        as provided in §6.4;

(iii)       in the event of default by a Participant in making its agreed upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke §6.3(b);

(iv)        pursuant to a transfer by a Participant of all or a portion of its Participating Interest in accordance with 13; or

(v)         upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

Voluntary Reduction in Participation - Dilution

6.2                 A Participant may elect, as provided in §9.4, to limit its contributions to an adopted Program and Budget (without regard to its vote on adoption of the Program and Budget) as follows:

(a)         to some lesser amount than its respective Participating Interest; or

(b)         to not contribute at all.

In such event, the non-diluting Participant shall then have the option to either fully fund the remaining portion of the adopted Program and Budget; or, within fifteen (15) days following the election of the diluting Participant under §9.4(b), to propose a reduced alternative Program and Budget to which the Participants shall, within seven (7) days, make a re-election under §9.4(a) or §9.4(b) . If the non-diluting Participant elects to continue with the initially adopted Program and Budget, the Participating Interest of the Participant electing either §(a) or §(b) above shall be recalculated at the time of election by dividing: (i) the sum of (a) the value of that Participant’s Initial Contribution as defined in §5.2, (b) the total of all that Participant’s contributions to previous Programs and Budgets, and (c) the amount the Participant elects to contribute to the approved Program and Budget, by (ii) the sum of (a), (b) and (c) above for all Participants; and multiplying the result by 100. That is:

(a)+(b)+(c) diluting Participant	x 100 = Recalculated Participating Interest
(a)+(b)+(c) all Participants

The Participating Interest of the other Participant shall thereupon become the difference between 100% and the recalculated Participating Interest.

As soon as practicable after the necessary information is available at the end of each period covered by an adopted Program and Budget, a recalculation of each Participant’s Participating Interest shall be made in accordance with the preceding formula to adjust, as necessary, the recalculations made at the beginning of such period to reflect actual contributions made by the Participants during the period. Except as otherwise provided in this Agreement, a diluting Participant shall retain all of its rights and obligations under this Agreement, including the right to participate in future Programs and Budgets at its Recalculated Participating Interest.

Default in Making Contributions

6.3

(a)         If a Participant elects to contribute to an approved Program and Budget and then defaults in making a contribution or cash call under an approved Program and Budget, the non-defaulting Participant may, but is not obligated to, advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in §9.9. The failure to repay said loan upon demand shall be a default.

(b)         The Participants acknowledge that if a Participant defaults in making a contribution to an approved Program and Budget or a cash call under §9.8, or in repaying a loan under §(a), as required hereunder, it will be difficult to measure the damages resulting from such default. The Participants acknowledge that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, declare that the respective Participating Interests of the Participants will be adjusted, in which event the Participating Interest of the defaulting Participant will be recalculated first by reducing it by the amount that it would have been reduced pursuant to §6.2 if such Participant had elected not to contribute the amount by which it is in default and second by reducing such Participating Interest by the same amount again. The Participating Interest of the non-defaulting Participant shall thereupon become the difference between 100% and the recalculated Participating Interest of the defaulting Participant.

(c)         If a Participant elects to contribute to an approved Program and Budget and then defaults in making a contribution or cash call under an approved Program and Budget three times prior to completion of a Feasibility Report, its Participating Interest shall be forfeited to the non-defaulting Participant and the defaulting Participant’s Participating Interest shall be automatically converted to a five percent (5%) Net Returns Royalty and the defaulting Participant shall have no further rights to participate in subsequent Programs.

(d)         If a Participant elects to an approved Program and Budget based on a Feasibility Report which recommends commercial production and then defaults in making a contribution or cash call under an approved Program and Budget, its Participating Interest shall be forfeited to the non-defaulting Participant and the defaulting Participant’s Participating Interest shall be automatically reverted to a five percent (5%) Net Returns Royalty and the defaulting Participant shall have no further rights to participate in a subsequent Program.

Elimination of Minority Interest

6.4                 Upon the reduction of its Participating Interest to ten percent (10%) or less, a Participant shall be deemed to have withdrawn from the Venture and shall relinquish its entire Participating Interest, free and clear of any Encumbrances arising by, through or under that Participant. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant, and the interest of the Participant whose Participating Interest dilutes to ten percent (10%) or below shall be converted to a percent ( %) Net Returns royalty, as defined in Exhibit D to this Agreement. If a Participant forfeits its Participating Interest any decision to place the Property into production shall be at the sole discretion of the other and if the Property is in or is placed into production, such other party shall have the unfettered right to suspend, curtail or terminate any such Operation as it in its sole discretion may determine. Except for or as provided in this §6.4 and §11.7, 13 and §15.6, this Agreement shall thereupon terminate.

Documentation of Adjustments to Participating Interests

6.5                 An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest shall be shown in the books of the Manager. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence or effectuate such adjustment in a form sufficient for recording in the jurisdiction where the Property are located.

Grant of Lien or Security Interest

6.6

(a)         Subject to §6.7, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets and the Participant’s share of Products, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

(b)         The liens and security interests granted by §(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a loan granted under §6.3(a) . Each Participant hereby agrees to take all action necessary to perfect such lien and security interests and hereby appoints the other Participant, its attorney in-fact, to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interests.

Subordination of Interests

6.7                 Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interests, any liens it may hold which are created under this Agreement, other than those created pursuant to §6.6 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee.

7.                   MANAGEMENT COMMITTEE

Organization and Composition

7.1                 Upon execution of this Agreement, the Participants shall establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this

Agreement. The Management Committee shall consist of one member appointed by Eagle Plains and one member appointed by Amarc. Each Participant may appoint an alternate to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by prior written notice to the other Participant.

Decisions

7.2                 Each Participant, acting through its appointed member, shall have votes on the Management Committee, in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of a Participant with a Participating Interest greater than fifty percent (50%) shall determine the decisions of the Management Committee. In the event of a tie vote, the Participant designated as Manager shall have the deciding vote of the Management Committee.

Meetings

7.3                 The Management Committee shall hold regular meetings at least annually in Vancouver or at other mutually agreed places. The Manager shall give thirty (30) days notice to the Participants of such regular meetings (unless such notice is waived by the Participants). Additionally, any Participant may call a special meeting upon 7 days notice to the other Participant (unless such notice is waived by the Participants). In case of emergency, reasonable notice of a special meeting shall suffice. With respect to a regular or special meeting of the Management Committee, there shall be a quorum if at least one member representing each Participant is present; provided, however, that in the event that a quorum does not exist at any such meeting, any Participant may reschedule the meeting, at a time at least two (2) days following the originally scheduled meeting but no later than seven (7) days following the originally scheduled meeting, and, at such rescheduled meeting, there shall be a quorum if at least one member representing any Participant having greater than a twenty percent (20%) Participating Interest is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matter may be considered with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within thirty (30) days after the meeting. The Participants shall have thirty (30) days after receipt to sign and return such copies or to provide any written comments on such minutes to the Manager. If a Participant timely submits written comments on such minutes, the Management Committee shall seek, for a period not to exceed thirty (30) days, to agree upon minutes of such meeting acceptable to the Participants. At the end of such period, failing agreement by the Participants on revised minutes, the minutes of the meeting shall be the original minutes as prepared by the Manager, together with the comments on the minutes made by the other Participant. These documents shall be placed in the minutes book maintained by the Manager. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs associated with Management Committee meetings shall be paid for by the Participants individually.

Action Without Meeting

7.4                 In lieu of meetings, the Management Committee may hold telephone conferences, so long as minutes are prepared in accordance with §7.3. The Management Committee may also take actions in writing signed by all members.

Matters Requiring Approval

7.5                 Except as otherwise delegated to the Manager in §8.2 the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

8.                   MANAGER

Appointment

8.1                 The parties hereby appoint Amarc as the Manager with overall management responsibility for Operations and to remain as Manager until it resigns pursuant to §8.4, or until its Participating Interest falls below fifty percent (50%).

Powers and Duties of Manager

8.2                 Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties:

(a)         the Manager shall manage, direct, and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets;

(b)         the Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement;

(c)         the Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens which shall be released or discharged in a diligent manner, or Encumbrances specifically approved by the Management Committee;

(d)         the Manager shall conduct such title examinations and cure such title defects relating to the Property as may be advisable in the reasonable judgment of the Manager;

(e)         the Manager shall: (i) make or arrange for all payments required by concessions, leases, licenses, permits, contracts, and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant’s sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes, assessments, or charges if the Manager deems them to be unlawful, unjust, unequal, or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment, or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments, or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets;

(f)         the Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with the Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations. In the event of any violation of permits, licenses or approvals, the Manager shall timely cure or dispose of such violation through performance, payment of fines and penalties, on both, and the cost thereof shall be charged to the Joint Account;

(g)         the Manager shall notify the other Participant promptly of any litigation, arbitration, or administrative proceeding commenced against the Venture. The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of one-hundred thousand dollars ($100,000) in cash or value;

(h)         with respect to the Goods and Services Tax (the “GST”) under Part IX of the Excise Tax Act S.C. 1990, c.45 (the “Act”), the Manager shall account for all GST in respect of any supplies made to or by the Joint Venture. The Participants shall be registrants and will each execute and provide to the Manager a joint venture election (the “Election”) pursuant to section 273 of the Act, confirming that the Manager shall account for all GST in respect of any supplies made to or by the Joint Venture and the Manager shall file the Election with Revenue Canada, Customs and Excise along with the Manager’s return as and when required under Part IX and section 273 of the Act. Accounting for GST shall include paying GST on all taxable purchases and claiming the corresponding input tax credits on behalf of the Joint Venture;

(i)         the Manager may dispose of Assets, whether by sale, assignment, abandonment or other transfer, in the ordinary course of business, except that Property may be abandoned or surrendered only as provided in 12. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of $100,000; (ii) enter into any sales contracts or commitments for Products, except as permitted in §10.2; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture;

(j)         the Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors;

(k)         the Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with generally accepted accounting procedures;

(l)         the Manager shall select and employ at competitive rates all supervision and labour necessary or appropriate to all Operations hereunder. All persons employed hereunder, the number thereof; their hours of labour and their compensation shall be determined by the Manager, and they shall be employees of the Manager;

(m)         the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee: (i) monthly progress reports within twenty (20) days after the end of each month, which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures; and (v) such other reports as the Management Committee may reasonably request. At all reasonable times, the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy, all information acquired in Operations, including but not limited to, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records. In addition, the Manager shall allow the non-managing Participant, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations;

(n)         the Manager shall provide insurance for the benefit of the Participants, in such amounts and of such nature as the Manager deems necessary to protect the Assets and Operations of the Venture;

(o)         the Manager shall perform or cause to be performed all assessment and other work, and shall pay all Government Fees required by Law in order to maintain in good standing all mining leases, surface leases, Claims and other tenures included within the Property. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration on other Property. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager’s standard of care under §8.3. The Manager shall timely record and file with the appropriate governmental office any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Government Fees and the performance of assessment work, in each case in sufficient detail to reflect compliance with the applicable requirements. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under §8.3;

(p)         if authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any mining claim, (ii) locate any fractions resulting from such amendment or relocation, and (iii) apply for patents or mining leases or other forms of mineral tenure for any such claims;

(q)         the Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Property disturbed by Operations;

(r)         the funds that are to be deposited into the Environmental Compliance fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Property, and for other Environmental Compliance requirements;

(s)         the Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Operations. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Property to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto;

(t)         the Manager shall maintain the Underlying Agreement in good standing and make all payments required thereunder, unless otherwise directed by the Management Committee;

(u)         if Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations;

(v)         the Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

Standard of Care

8.3                 The Manager shall discharge its duties under §8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in material compliance with the terms and provisions of concessions, leases, licenses, permits, contracts and other agreements pertaining to Assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage, loss cost, penalty or fine to the Venture except to the extent caused by or attributable to the Manager’s wilful misconduct or gross negligence. The Manager shall not be in default of its duties under this Agreement, if its inability to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

Resignation; Deemed Offer to Resign

8.4                 The Manager may resign upon thirty (30) day’s prior notice to the Management Committee, in which case the other Participant may elect to become the new Manager by notice to the Management Committee within ninety (90) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within ninety (90) days following such deemed offer:

(a)         the Participating Interest of the Manager (inclusive of any entity claiming through the Manager as provided in §13.2(g)) ceases to be the highest between the Participants, provided; however, that in the event the Manager transfers its Participating Interest to an Affiliate, such Affiliate shall automatically become the Manager; or

(b)         the Manager fails to perform a material obligation imposed upon it under this Agreement, and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance; or

(c)         the Manager fails to pay its bills within ninety (90) days after they are due, unless the Manager contests such bills in good faith; or

(d)         the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official is appointed for a substantial part of the Manager’s assets, and such appointment is neither made ineffective nor discharged within thirty (30) days after the making thereof; or such appointment is consented to, requested by, or acquiesced in by the Manager; or

(e)         the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(f)         entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under §(d), §(e) or §(f) above, any appointment of a successor Manager shall be deemed to predate the event causing a deemed offer of resignation.

Payments to Manager

8.5                 The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure set forth in Exhibit C.

Transactions With Affiliates

8.6                 If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favourable than would be the case with unrelated persons in arm’s-length transactions.

Independent Contractor

8.7                 The Manager is and shall act as an independent contractor and not as the agent of the other Participant. The Manager shall maintain complete control over its employees and all of its subcontractors with respect to performance of the Operations. Nothing contained in this Agreement or any subcontract awarded by the Manager shall create any contractual relationship between any subcontractor and the other Participant. The Manager shall have complete control over and supervision of Operations and shall direct and supervise the same so as to ensure their conformity with this Agreement.

9.                   PROGRAMS AND BUDGETS

Operations Pursuant to Programs and Budgets

9.1                 Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to Programs and Budgets approved pursuant to §9.2. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all operations contemplated under the Program and Budget.

Presentation of Programs and Budgets

9.2                 Proposed Programs and Budgets shall be prepared by the Manager and shall be for one calendar year (or in the event that the Manager determines that appropriate methods of Exploration or Development require a shorter period or a longer period to accomplish the proposed Program and Budget, the proposed Program and Budget may be prepared for such shorter or longer period). Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee. A meeting of the Management Committee shall be convened to approve each Program and Budget and at least forty (40) days prior to such meeting of the Management Committee, a proposed Program and Budget shall be prepared by the Manager and submitted to the Participants. Within twenty (20) days of receipt of the proposed Program and Budget, the Participants may submit written comments to the Manager detailing revisions or modifications that they would like to have made to the proposed Program and Budget. If such written comments are received, the Manager, working with the other Participant, shall seek for a period of time not to exceed fifteen (15) days to develop a revised Program and Budget acceptable to both Participants. The Manager shall submit any revised proposed Program and Budget to the Participants at least five (5) days prior to the meeting of the Management Committee to consider the proposed Program and Budget.

Adoption of Proposed Programs and Budgets

9.3                 At the meeting convened to consider the proposed Program and Budget, the Management Committee shall consider and vote on the proposed Program and Budget.

Election to Participate

9.4                 By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget as follows:

(a)         in proportion to its respective Participating Interest as of the beginning of the period covered thereby; or

(b)         to some lesser amount than its respective Participating Interest, or not at all, in which cases its Participating Interest shall be recalculated as provided in §6.2, and such recalculated Participating Interest shall be effective the first day of the period covered by the adopted Program and Budget.

If a Participant fails to provide notice to the Management Committee under this §9.4, the Participant will be deemed to have elected to contribute to such Program and Budget in proportion to its Participating Interest at the beginning of the Program period.

Budget Overruns; Program Changes

9.5                 The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds the total of an adopted Budget by more than ten percent (10%), then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to §9.6, or authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Budget overruns of ten percent (10%) or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

Emergency Expenditures

9.6                 In case of emergency, the Manager may take any action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager may also make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control. In the case of an emergency or unexpected expenditure, the Manager shall promptly notify the Participants of the expenditure, and the Manager shall be reimbursed therefor by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditure is incurred.

Non-Manager’s Program

9.7                 This subsection shall apply only if the Non-Manager holds at least [thirty] percent ([30]%) interest and less than [$2,000,000] in costs under this Agreement have been incurred on the Property.

If no Program is carried out on the Property in a calendar year and by March 1 in the following calendar year the Manager does not propose a Program with a budget of at least [$100,000] in a Budget, the Non-Manager may, by March 31 in that year, submit a draft Program with a Budget of at least [$100,000]. The Non-Manager’s submission of a Program shall be a commitment on its part to fund the entire Budget for that Program if the Manager elects not to contribute.

If, within thirty (30) days, the Manager elects to fund its share of the Budget of the Non-Manager’s Program, the work plan, but not the Budget, for the Program may be modified as considered desirable and the Manager shall carry it out. If the Manager does not elect to fund its share of the Budget, the Non-Manager shall carry out the Program and the Manager’s Interest will be diluted; provided that, if the Non Manager completes the Program with less than eighty percent (80%) of the Budget having been incurred, the Manager may contribute its share of the actual Budget incurred and thereby maintain its Interest.

Cash Calls

9.8                 On the basis of adopted Programs and Budgets, the Manager shall submit to each Participant, prior to the last day of each month, a billing for estimated expenditures and Environmental Compliance fund requirements for the next month. Within twenty (20) days after receipt of each billing, or a billing made pursuant to §9.6 or §11.4, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to fifteen (15) days. After a decision has been made to begin Development, all funds in excess of immediate cash requirements shall be invested in interest-bearing accounts for the benefit of the Joint Account.

Failure to Meet Cash Calls

9.9                 Subject to §6.3(c) and §6.3(d), if a Participant that fails to meet cash calls in the amount and at the times specified in §9.8 it shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the prime rate in effect from time to time for demand, commercial loans quoted by Royal

Bank of Canada at its main branch in Vancouver, British Columbia to its most credit-worthy customers or the maximum interest rate permitted by law, if less than this. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with 6. The non-defaulting Participant shall have those rights, remedies and elections specified in §6.3, as well as any other rights and remedies available to it by law.

Audits

9.10                Upon request of any Participant made within fifteen (15) months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All exceptions to the audit and claims upon the Manager for discrepancies disclosed by such audit shall be made in writing not later than three (3) months after receipt of the audit report by the Participant that requested the audit. A Participant’s failure to make such exceptions or claims within the three (3) month period shall (i) mean that the audit is correct and binding upon the Participants and (ii) result in a waiver of any right to make claims upon the Manager for discrepancies disclosed by the audit. The audits shall be conducted by a national firm of chartered accountants selected by the Manager, unless otherwise agreed by the Management Committee.

In addition each Participant shall have the right to conduct an independent audit of all books, records and accounts, at the expense of the requesting Participant, and which audit right will be limited to the period not more than twenty-four months prior to the date the audit is conducted. All exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made in writing within three (3) months after completion or delivery of such audit, or they shall be deemed waived.

Feasibility Report and Production

9.11                Upon the completion of a Feasibility Report which recommends commencement of commercial production, the Manager shall present the Feasibility Report to the Participants. A meeting of the Management Committee shall be convened to approve the Program and Budget based on the Feasibility Report (the “FR Program and Budget”) at least sixty (60) days prior to such meeting of the Management Committee, the proposed FR Program and Budget shall be prepared by the Manager and submitted to the Participants within thirty (30) days of receipt of the FR Program and Budget, the Participants may submit written comments to the Manager detailing revisions or modifications that they would like to have made to the FR Program and Budget. If such written comments are received, the Manager, working with the other Participant and the authors of the Feasibility Report, shall seek for a period of time not to exceed twenty (20) days to develop a revised FR Program and Budget acceptable to both Participants. The Manager shall submit any revised FR Program and Budget to the Participants at least ten (10) days prior to the meeting of the Management Committee to consider the proposed FR Program and Budget. The adoption of the FR Program and Budget shall require a vote of at least [sixty] percent ([60]%) approval.

Feasibility Report Alternate Program and Budget

9.12                 If the Participants do not approve the FR Program and Budget as set out in §9.11, a Participant may propose further revisions or modifications to the FR Program and Budget (the “Alternate FR Program and Budget”) and repeat the procedure set out in §9.11 and if no approval is then obtained, the Participant who proposed the Alternate FR Program and Budget may then proceed at its own cost and expense to place the Property into commercial production based on the Alternate FR Program and Budget. If the Property are placed into commercial production based on the Alternate FR program and Budget, the Participant who pays all the costs and expenses of placing the Property into commercial production shall be entitled to two hundred percent (200%) of its costs and after recovery of such costs the Participating Interests of the Participants shall revert to the amounts held by each Participant prior to the commencement of the Alternate FR Program and Budget.

10.                   DISPOSITION OF PRODUCTION

Taking In Kind

10.1                 Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of anyone other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give the Participants notice at least ten (10) days in advance of the delivery date upon which their respective shares of Products will be available.

Failure of Participant to Take in Kind

10.2                 If a Participant fails to take its share of Products in kind, the Manager may, but is not obligated, to sell such share on behalf of that Participant at not less than the prevailing market price in the area for a period of time not to exceed one year from the date of notice under §10.1. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is selling a Participant’s share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

Hedging

10.3                 Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds, nor have any obligation to share in any losses from, future contracts, forward sales, trading inputs, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Property.

11.                   TERMINATION

Termination by Agreement

11.1                 The Participants may terminate the Venture at any time by written agreement.

Termination Where No Program Proposed

11.2                 The Participants agree that, if neither Participant proposes a Program and Budget for a period of two consecutive years, then the Venture shall terminate.

Disposition of Assets on Termination

11.3                 Promptly after termination under §11.1, the Manager shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture.

Right to Data After Termination

11.4                 After termination of the Venture under §11.1, each Participant shall be entitled to copies of all information acquired hereunder as of the date of termination and not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

Non-Compete Covenants

11.5                 A Participant that is deemed to have withdrawn pursuant to §6.3 or §6.4, shall not directly or indirectly acquire any interest in property within the Area of Interest for two (2) years after the effective date of withdrawal. If the withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this §11.5, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within forty-five (45) days after it is received by such non-withdrawing Participant.

Continuing Authority

11.6                 On termination of the Venture under §11.1 or §11.2 the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to:

(a)         wind-up Operations; and

(b)         complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Venture, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

Survival of Ingress and Egress After Termination

11.7                 After termination of the Venture, the Participants shall continue to have rights of ingress and egress to the Property for purposes of ensuring Environmental Compliance.

12.                   ABANDONMENT AND SURRENDER OF PROPERTY

12.1                 The Management Committee may authorize the Manager to surrender or abandon some or all of the Property. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall if the objecting party elects assign to the objecting Participant, by deed, assignment, or appropriate document, and without cost to the objecting Participant, all of the surrendering Participant’s interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Property. Provided, however, the objecting Participant shall assume all responsibility and liabilities, including but not limited to Environmental Liabilities, with regard to the surrendered or abandoned property.

13.                   TRANSFER OF INTEREST

General

13.1                 A Participant shall have the right to transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this 13. For the purposes of this 13 the word transfer shall mean to convey, sell, assign, grant an option, create an Encumbrance or in any manner transfer or alienate, but excluding and excepting alienation done for the purposes of obtaining financing pursuant to §13.5.

Limitations on Free Transferability

13.2                 The transfer right of a Participant in §13.1 shall be subject to the following terms and conditions:

(a)         no Participant shall transfer any interest in this Agreement or the Assets (including but not limited to any royalty, profits or other interest in the Products) except by transfer of part or all of a Participating Interest;

(b)         no transferee of all or part of any Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the transfer, and the transferee, as of the effective date of the transfer, has committed in writing to be bound by this Agreement to the same extent and nature as the transferring Participant;

(c)         no transfer permitted by this 13 shall relieve the transferring Participant of its share of any liability, whether accruing before or after such transfer, which arises out of Operations conducted prior to such transfer;

(d)         neither Participant, without the consent of the other, shall make a transfer that would violate any Law, or result in the cancellation of any permits, licenses, or other similar authorizations;

(e)         the transferring Participant and the transferee shall bear all tax consequences of the transfer;

(f)         such transfer shall be subject to a pre-emptive right in the other Participant as provided in §13.3;

(g)         in the event of a transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant, and in such event in order for the transfer to be effective, the transferring Participant and its transferee shall provide written notice to the non-transferring Participant designating a sole authorized agent to act on behalf of their collective Participating Interest. Such notice shall provide that (i) the agent has the sole authority to act on behalf of, and to bind the transferring Participant and its transferee on all matters pertaining to this Agreement or the Venture, (ii) the notified Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the agent, as if given (or not given) by the transferring Participant and its transferee; (iii) all decisions of, notices and other communications from, and failures to respond by, the notified Participant to the agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee; and (iv) the agent has the sole authority to receive for and on behalf of the transferring Participant and its transferee any Net Returns Royalty payable to the transferring Participant and its transferee. It is understood and agreed that should a Participant transfer less than all of its Participating Interest the transferring Participant and the transferee shall only be entitled to a pro rata portion of the five percent (5%) share of the Net Returns Royalty.

Pre-emptive Right

13.3                 Except as otherwise provided in §13.4, if a Participant desires to transfer all or any part of its Participating Interest or any Net Returns royalty, or an Affiliate desires to transfer control of a Participant, the other Participant shall have a pre-emptive right as provided in this §13.3.

(a)         If either Participant intends to transfer all or any part of its Participating Interest or any Net Returns royalty, or an Affiliate of either Participant intends to transfer Control of such Participant, the transferring Participant or Affiliate (“Transferring Entity”) shall promptly notify the other Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary fair market value. The other Participant shall have thirty (30) days from the date such notice is delivered to notify the Transferring Entity whether it elects to acquire the offered interest at the same price (or its monetary equivalent) and on the same terms and conditions as set forth in the notice. If it does so elect, the transfer shall be consummated promptly, but in no event more than thirty (30) days, after notice of such election is delivered to the Transferring Entity.

(b)         If the other Participant fails to so elect within the period provided for in §(a), the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the transfer to a third party at a price and on terms no less favourable to the Transferring Entity than those set forth in the notice required in §(a).

(c)         If the Transferring Entity falls to consummate the transfer to a third party within the period set forth in §(b), the pre-emptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this §13.3.

Exceptions to Pre-emptive Right

13.4                 §13.3 shall not apply to:

(a)         the transfer by either Participant of all or any part of its Participating Interest to an Affiliate provided that such Affiliate remains an Affiliate of the Participant for a period of not less than three (3) years;

(b)         corporate consolidation or reorganization of either Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

(c)         corporate merger or amalgamation involving either Participant by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant; provided, however, that the value of the merging or amalgamating Participant’s interest in the Assets, evidenced by its Initial Contribution and all subsequent contributions under approved Programs and Budgets, does not exceed 30% of the Net Worth of the surviving entity or amalgamated company;

(d)         the transfer of Control of either Participant by an Affiliate to such Participant or to another Affiliate;

(e)         the creation by any Affiliate of either Participant of an Encumbrance affecting its Control of such Participant;

(f)         a sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to 10 of the Agreement; or

(g)         a transfer by an Affiliate of a Participant (whether an original party to this Agreement or Participant by virtue of §13.2(b)) of Control of such Participant to a third party, provided such Participant’s interest in the Assets, as evidenced by its Initial Contribution and all subsequent contributions under approved Programs and Budgets, does not exceed 30% of the Net Worth of the transferring Affiliate, or does not exceed 30% of the Net Worth of Transferee.

For purposes hereof the term “Net Worth” shall mean the remainder after total liabilities are deducted from total assets. In the case of a corporation, Net Worth includes both capital stock and surplus. In the case of a limited liability company, Net Worth includes member contributions. In the case of a partnership or sole proprietorship, Net Worth includes the original investment plus accumulated and reinvested profits.

Encumbrances

13.5                 Neither Eagle Plains nor Amarc shall pledge, mortgage, or otherwise create an Encumbrance on its interest in this Agreement or the Assets except for the purpose of securing project financing relating to the Property, including its share of funds for Development or Mining costs. The right of a Participant to grant such Encumbrance shall be subject to the condition that the holder of the Encumbrance (“Chargee”) first enter into a written agreement with the other Participant, in a form acceptable to that Participant, acting reasonably, which provides:

(a)         the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(b)         the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least 45 days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any pre-emptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such pre-emptive sale shall occur within sixty (60) days of the Chargee’s notice to the other Participant of its intent to sell the encumbering Participant’s Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and

(c)         the charge shall be subordinate to any then-existing debt, including project financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest.

Financing

13.6                 The Participants agree to cooperate fully with each other to assist in the obtaining of financing to carry out the Program and Budget as referenced by a Feasibility Report which FR Program and Budget has been approved by the Participants.

14.                   ACQUISITION WITHIN AREA OF INTEREST

General

14.1                 Any interest or right to acquire any interest in real property within the Area of Interest, including any water rights related thereto or a royalty interest, acquired while this Agreement is in effect by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement. This Section shall apply to any property previously abandoned under 12.

Notice to Non-Acquiring Participant

14.2                 Within ten (10) days after the acquisition of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate. If the acquisition of any interest pertains to real property or water rights partially within the Area of Interest, then all property subject to the acquisition shall be subject to this 14. The acquiring Participant’s notice shall describe in detail the acquisition, the lands and minerals covered thereby, the costs thereof and the reasons why the acquiring Participant believes that the acquisition is in the best interests of the Participants under this Agreement. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.

Option Exercise

14.3                 If, within thirty (30) days after receiving the acquiring Participant’s notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest, the acquiring Participant shall convey to the other Participant such a proportionate undivided interest therein, free and clear of all Encumbrances arising by, through or under the acquiring Participant or its Affiliate. The acquired interest shall become a part of the Property for all purposes of this Agreement immediately upon the notice of such other Participant’s election to accept the proportionate interest therein. Such other Participant shall promptly pay to the acquiring Participant a proportionate share of the latter’s actual out-of-pocket acquisition costs equal to such other Participant’s Participating Interest.

Option Not Exercised

14.4                 If the other Participant does not give notice within the thirty (30) day period set forth in §14.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Property or be subject to this Agreement.

15.                   GENERAL PROVISIONS

Notices

15.1                 All notices, payments and other required communications (“Notices”) to the Participants shall be in writing, and shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested.

All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication, and (iii) if solely by mail on the day delivered as shown on the actual receipt. A Participant may change its address from time-to-time by Notice to the other Participant.

(a)         Notice to Eagle Plains shall be sent to:

              Eagle Plains Resources, Ltd.
              2720 - 17th Street S.
              Cranbrook BC V1C 6Y6

              Attention: President
              Fax: (250) 426-6899

(b)         Notice to Amarc Inc. shall be sent to:

              Amarc Resources Ltd.
              1020 – 800 West Pender Street
              Vancouver, B.C. V6C 2V6

              Attention: President
              Fax: (604) 684-8092

Waiver

15.2                 The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant’s right thereafter to enforce any provision or exercise any right.

Modification

15.3                 No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

Force Majeure

15.4                 The obligations of a Participant, other than the payment of money provided hereunder, shall be suspended to the extent and for the period that performance is prevented or delayed by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any governmental entity that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by citizen groups, including but not limited to environmental organizations or native rights groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension, the obligations of the Participants to advance funds pursuant to §9.8 shall be reduced to levels consistent with Operations.

Survival of Terms and Conditions

15.5                 The following Sections shall survive the transfer of any interests in the Assets under this Agreement or the termination of the Venture to the full extent necessary for their enforcement and the protection of the Participant in whose favour they run: §2.1, §2.2, §4.2, §6.3, §6.5, §9.9, §11.3, §11.4, §11.5, §11.6, §11.7, §15.8 and §15.9.

Confidentiality and Public Statements

15.6                 Except as otherwise provided in this §15.6, the terms and conditions of this Agreement, and all data, reports, records, and other information of any kind whatsoever developed or acquired by any Participant in connection with this Venture shall be treated by the Participants as confidential (hereinafter called “Confidential Information”) and no Participant shall reveal or otherwise disclose such Confidential Information to third parties without the prior written consent of the other Participant. Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a Participant, shall no longer be treated as Confidential Information.

The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate, to any public or private financing agency or institution, to any contractors or subcontractors which the Participants may engage and to employees and consultants of the Participants or to any third party to which a Participant contemplates the transfer, sale, assignment, Encumbrance or other disposition of all or part of its Participating Interest pursuant to 13 or with which a Participant or its Affiliate contemplates a merger, amalgamation or other corporate reorganization; provided, however, that in any such case only such Confidential

Information as such third party shall have a legitimate business need to know shall be disclosed and the person or company to whom disclosure is made shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this §15.6.

In the event that a Participant is required to disclose Confidential Information to any government, any court, or any agency or department thereof to the extent required by applicable law, rule or regulation, or in response to a legitimate request for such Confidential Information, the Participant so required shall immediately notify the other Participants hereto of such requirement and the terms thereof, and the proposed form and content of the disclosure prior to such submission. The other Participant shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the court, agency, exchange or department concerned, and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Participant shall, in its sole discretion, determine.

For greater certainty, in the event a party is required or wishes to issue a press release containing Confidential Information, it shall provide the other party with a draft of the intended release for review and comment within one Business Day; the other party shall have the rights to object and withhold its consent set forth above acting reasonably but if no comment is provided within such time, the party will be free to issue the press release.

The provisions of this §15.6 shall apply during the term of this Agreement and for a period of three years thereafter and shall continue to apply to any Participant which forfeits, surrenders, assigns, transfers or otherwise disposes of its Participating Interest for such three (3) year period.

Entire Agreement; Successors and Assigns

15.7                 This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings, whether written or oral, between the Participants relating to the subject matter hereof, with respect to the Assets subject hereto, and any and all other prior negotiations, representations, offers or understandings between Eagle Plains and Amarc relating to the Property, whether written or oral. This Agreement and the obligations and rights created herein shall be binding upon and enure to the benefit of the respective successors and permitted assigns of the Participants.

Dispute Resolution

15.8                 Disputes resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof may be resolved by a court of competent jurisdiction.

In any litigation between the Participants or any person claiming under them, resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable costs, expenses, legal and expert witness fees and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and in collecting or otherwise enforcing any final judgment entered therein. If a party substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and legal fees in such manner as it deems equitable.

Remedies

15.9                 Each of the Participants agrees that its failure to comply with the covenants and restrictions set out in 13 would constitute an injury and damage to the other Participant impossible to measure monetarily and, in the event of any such failure, the other Participant shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing any acquisition, sale, transfer, charge or Encumbrance save in accordance with or as required by the provisions of 13. Any Participant intending to breach the provisions of 13 hereby waives any defence it might have in law or in equity to such injunctive or other equitable relief. A Participant shall be entitled to seek injunctive relief in any court of competent jurisdiction in the event of a Participant’s failure or threat of a failure to comply with the covenants and restrictions set out in 13.

Further Assurances

15.10                Each Participant shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

Headings

15.11                The headings to the Sections of this Agreement and the Exhibits are inserted for convenience only and shall not affect the construction hereof.

Currency

15.12                All dollar amounts expressed herein refer to lawful currency of Canada.

Severability

15.13                If any provision of this Agreement is or shall become illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and enforceable and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid, or unenforceable portion.

Taxes

15.14                Each Participant shall be directly responsible for and shall directly pay all taxes applicable to revenues received by the Participant through Operations under this Agreement. In particular, each Participant shall individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits. A Participant’s decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Participant. All costs of Operations incurred hereunder shall be for the account of the Participant or Participants making or incurring the same, if more than one then in proportion to their respective Participating Interests, and each Participant on whose behalf any costs have been so incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect thereto.

Rule Against Perpetuities

15.15                If any provision of this Agreement should violate any rule against perpetuities or any related rule against interests that last too long or are not alienable, then any such provision shall terminate 20 years after the death of the last survivor of all the lineal descendants of His late Majesty King George V of England, living on the date of execution of this Agreement.

Partition

15.16                Each of the parties waives, during the term of this Agreement, any right to partition of the Assets or any part thereof and no party shall seek or be entitled to partition of the Property or other Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

Governing Law

15.17                This Agreement shall be construed and governed by the laws of British Columbia and the laws of Canada applicable therein and the parties hereby attorn to the jurisdiction of the Courts of British Columbia in respect of all matters arising hereunder.

Counterparts

15.18                This Agreement and any other writing delivered pursuant hereto may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one in the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EAGLE PLAINS RESOURCES LTD.

Per:
Authorized Signatory

AMARC RESOURCES LTD.

Per:
Authorized Signatory

EXHIBIT A

PROPERTY IN THE KAMLOOPS MINING DIVISION

Tenure Number	Claim Name	NTS Map Number	Work Recorded To (D/M/Y)	Mining Division	Area (units)
376027	SIN 1	82-M-4	22/04/2005	Kamloops	20
376028	SIN 2	82-M-4	22/04/2005	Kamloops	20
376037	SIN 3	82-M-4	22/04/2005	Kamloops	20
376038	SIN 4	82-M-4	22/04/2005	Kamloops	4
376039	SIN 5	82-M-4	22/04/2005	Kamloops	20
376040	SIN 6	82-M-4	22/04/2005	Kamloops	20
376041	SIN 7	82-M-4	22/04/2005	Kamloops	20
376042	SIN 8	82-M-4	23/04/2005	Kamloops	16
376043	SIN 9	82-M-4	23/04/2005	Kamloops	16
376984	SIN 10	82-M-4	22/04/2005	Kamloops	20
376985	SIN 11	82-M-4	22/04/2005	Kamloops	12
376986	SIN 12	82-M-4	23/04/2005	Kamloops	15

EXHIBIT B

AREA OF INTEREST

Area of Interest means the Property and all lands within the area included within three (3) kilometres of the boundaries of the Property (as detailed in the specific description of the mineral claims attached hereto as Schedule “A”), but excluding any third party mineral claims existing as of December 17, 2004.

EXHIBIT C

ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. Reference in this Accounting Procedure to Sections are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement.

The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement. It is the intent of the Participants that none of them shall lose or profit by reason of their duties and responsibilities as the Manager. The Participants shall meet and in good faith endeavour to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of this Accounting Procedure and those of the Agreement, the provisions of the Agreement shall control.

1.                     GENERAL PROVISIONS

1.1                   General Accounting Records

The Manager shall maintain detailed and comprehensive accounting records in accordance with this Accounting Procedure, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2                   Bank Accounts

After the decision is made to begin Development, the Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all receipts.

2.                     CHARGES TO JOINT ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Joint Account with the following:

2.1                   Rentals and Other Payments

Property maintenance costs and other payments, including Government Fees and any other payments pursuant to the Underlying Agreement, necessary to maintain title to the Assets.

2.2                   Labour and Employee Benefits

(a)          Salaries and wages of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by the Manager.

(b)          The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.13.

(c)          The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Section 2.2(a) or 2.13, rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Section 2.2(a) or 2.13, provided that the plans are limited to the extent feasible to those customary in the industry.

(d)          Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.13, including all penalties except those resulting from the wilful misconduct or gross negligence of the Manager.

(e)          Those costs in Sections 2.2(b), 2.2(c), 2.2(d) may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

2.3                   Assets

Cost of all Assets purchased or furnished.

2.4                   Transportation

Reasonable costs incurred in connection with the transportation of employees, equipment, material and supplies necessary for exploration, maintenance and operation of Assets.

2.5                   Services

(a)          The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.10 and 2.14. If contract services are performed by an Affiliate of the Manager, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market.

(b)          The costs of using the Manager’s exclusively-owned facilities in support of Venture activities provided that the charges may not exceed those currently prevailing in the vicinity. Such costs shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum.

2.6                   Materials, Equipment and Supplies

The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Participant as provided in Section 3. The Manager shall purchase or furnish only so much Material as may be required for use in efficient and economical Operations. The Manager shall also maintain inventory levels of Materials at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.7                   Environmental Compliance Fund

Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the duration of the Agreement, will pay for ongoing Environmental Compliance conducted during Operations and which will cover the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and other continuing obligations.

2.8                   Insurance Premiums

Premiums paid or accrued for insurance required for the protection of the Participants.

2.9                   Damages and Losses

All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the wilful misconduct or gross negligence of the Manager.

2.10                  Legal Expense

All legal costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets. Routine legal expenses are included under Section 2.14.

2.11                  Audit

Cost of annual audits under §9.10 of the Venture Agreement.

2.12                  Taxes

All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest.

2.13                  District and Camp Expense (Field Supervision and Camp Expenses)

A pro rata portion of (i) the salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office (hereafter, “the Manager’s Project Office”) and any necessary suboffice and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. Such charges shall be apportioned for all Property served by the employees and facilities on an equitable basis consistent with the Manager’s general accounting practice and generally accepted accounting principles.

2.14                  Administrative Charge

After the Participants have made their entire Initial Contributions pursuant to Sections 5.1 and 5.2 of the Venture Agreement, the Manager shall charge the Joint Account each month a sum as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses for its conduct of Operations, which shall be in lieu of any management fee:

(a)          with respect to Operations before commencement of Development, the Manager’s fee shall be ten percent (10%) of the Allowable Costs other than funds expended pursuant to any individual contract for materials or services which exceed in the aggregate $35,000.00 in any Program year, for which the Manager’s fee shall be two percent (2%);

(b)          with respect to operations after the commencement of Development but before commencement of Mining, Manager’s fee shall be five percent (5%) of Allowable Costs other than funds expended pursuant to any individual contract for materials or services which exceeds in the aggregate $100,000 in any program year in which event the fee for such matters shall be two percent (2%);

These fee rates are based upon the principle that the Manager shall not make a profit or loss from this administrative charge but should be fairly and adequately compensated for the pro rata share of its costs and expenses. The specific rates provided for in this Section 2.14 shall be established and may be amended from time to time by mutual agreement among the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

Allowable Costs as used in this Section 2.14 shall include all amounts accrued to the Environmental Compliance fund, and all charges to the Joint Account except (i) the administrative charge defined herein; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts expended for acquisition, construction or installation of tangible or intangible assets after mining operations have commenced; (iv) Property payments, taxes and assessments; and (v) funds disbursed from the Environmental Compliance fund.

The following representative list of items comprising the Manager’s principal business office expenses are expressly covered by the administrative charge provided in this Section 2.14:

(a)          administrative supervision, which includes services rendered by officers and directors of the Manager for Operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2;

(b)          accounting, billing and record keeping in accordance with governmental regulations and the provisions of the Venture Agreement;

(c)          handling of all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account;

(d)          routine legal services by the Manager’s in-house legal staff, and

(e)          records and storage space, telephone service and office supplies.

2.15                   Other Expenditures

Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

3.                     BASIS OF CHARGES TO JOINT ACCOUNT

3.1                   Purchases

Material purchased and services procured shall be charged at prices paid by the Manager after deduction of all discounts actually received.

3.2                   Material Furnished by the Manager

At its discretion, the Manager may furnish Material from the Manager’s stocks under the following conditions:

(a)          New Material (Condition “A”): New Material transferred from the Manager’s Property shall be priced f.o.b. the nearest reputable supply store or railway receiving point, where like Material is available, at current replacement cost of the same kind of Material (hereafter, “New Price”).

(b)          Used Material (Conditions “B” and “C”):

(i)          material in sound and serviceable condition and suitable for reuse without reconditioning shall be classified as Condition “B” and priced at seventy-five percent (75%) of New Price.

(ii)         other used Material as defined hereafter shall be classified as Condition “C” and priced at fifty percent (50%) of New Price:

(A)          used Material which after reconditioning will be further serviceable for original function as good second-hand Material (Condition “B”);

(B)          used Material which is serviceable for original function but not substantially suitable for reconditioning;

(C)          Material which cannot be classified as Condition ”B” or Condition “C” shall be priced at a value commensurate with its use;

(D)          Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purpose.

3.3                   Premium Prices

Whenever Material is not readily obtainable at prices specified in Sections 3.1 and 3.2, the Manager may charge the Joint Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such material; provided, however, that prior notice of the proposed charge is given to the Participants, whereupon any Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager. If a Participant so furnishes Material in kind, the Manager shall make appropriate credits to its account.

3.4                   Warranty of Material Furnished by the Manager or Participants

Neither the Manager nor any Participant warrants the Material furnished beyond any dealer’s or manufacturer’s warranty.

4.                     DISPOSAL OF MATERIAL

4.1                   Disposition Generally

The Manager shall have no obligation to purchase a Participant’s interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by transfer to the Participants as provided in Section 4.2 or by sale. The Manager shall credit the Participants in proportion to their Participating Interest for all Material sold hereunder.

4.2                   Division in Kind

Division of Material in kind between the Participants shall be in proportion to their respective Participating Interests, and corresponding credits shall be made to the Joint Account.

4.3                   Sales

Sales of material to third parties shall be credited to the Joint Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Joint Account if and when paid.

5.                     INVENTORIES

5.1                   Periodic Inventories, Notice and Representations

At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining Property. The expense of conducting such periodic inventories shall be charged to the Joint Account.

5.2                   Reconciliation and Adjustment of Inventories

Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be determined by the Manager. Inventory adjustments shall be made by the Manager to the Joint Account for overages and shortages, but the Manager shall be held accountable to the Venture only for shortages due to lack of reasonable diligence.

EXHIBIT D

NET RETURNS

Pursuant to the Agreement to which this Exhibit is attached, a party (“Payee”) may be entitled to a royalty equal to five percent (5.0%) of net returns (the “Net Returns Royalty”) payable by the other party (“Payor”) as set forth below.

Net Returns Royalty

A.          “Net Returns Royalty” means the aggregate of:

1.          all revenues from the sale or other disposition of ores, concentrates or minerals produced from the Property; and

2.          all revenues from the operation, sale or other disposition of any facilities the cost of which is included in the definition of “Operating Expenses”, “Capital Expenses”, or “Exploration Expenses”

less (without duplication) Working Capital, Operating Expenses, Capital Expenses and Exploration Expenses.

B.          “Working Capital” means the amount reasonably necessary to provide for the operation of the mining operation on the Property and for the operation and maintenance of the Facilities for a period of six months.

C.          “Operating Expenses” means all costs, expenses, obligations, liabilities and charges of whatsoever nature or kind incurred or chargeable directly or indirectly in connection with Commercial Production from the Property and in connection with the maintenance and operation of the Facilities, all in accordance with generally accepted accounting principles, consistently applied, including, without limiting the generality of the foregoing, all amounts payable in connection with mining, handling, processing, refining, transporting and marketing of ore, concentrates, metals, minerals and other products produced from the Property, all amounts payable for the operation and maintenance of the Facilities including the replacement of items which by their nature require periodic replacement, all taxes (other than income taxes), royalties and other imposts and all amounts payable or chargeable in respect of reasonable overhead and administrative services.

D.          “Capital Expenses” means all expenses, obligations and liabilities of whatsoever kind (being of a capital nature in accordance with generally accepted accounting principles) incurred or chargeable, directly or indirectly, with respect to the development, acquisition, redevelopment, modernization and expansion of the Property and the Facilities, including, without limiting the generality of the foregoing, interest thereon from the time so incurred or chargeable at a rate per annum from time to time equal to prime rate established by the Royal Bank of Canada, Main Branch in Vancouver, British Columbia plus 2 percent per annum, but does not include Operating Expenses nor Exploration Expenses.

E.          “Exploration Expenses” means all costs, expenses, obligations, liabilities and charges of whatsoever nature or kind incurred or chargeable, directly or indirectly, in connection with the exploration and development of the Property including, without limiting the generality of the foregoing, all costs reasonably attributable, in accordance with generally accepted accounting principles, to the design, planning, testing, financing, administration, marketing, engineering, legal, accounting, transportation and other incidental functions associated with the exploration and mining operation contemplated by this agreement and with the Facilities, but does not include Operating Expenses nor Capital Expenses.

F.          “Facilities” means all plant, equipment, structures, roads, rail lines, storage and transport facilities, housing and service structures, real property or interest therein, whether on the Property or not, acquired or constructed exclusively for the mining operation on the Property contemplated by this Agreement (all commonly referred to as “infrastructure”).

G.          “Commercial Production” means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (but does not include bulk sampling, pilot plant or test operations).

Payment

Net Returns shall be calculated for each calendar quarter in which Net Returns are realized, and payment as due hereunder shall be made within thirty (30) days following the end of each such calendar quarter. Such payments shall be accompanied by a statement summarizing the computation of Net Returns and copies of all relevant settlement sheets. Such quarterly payments are provisional and subject to adjustment within ninety (90) days following the end of each calendar year. Within ninety days after the end of each calendar year, Payor shall deliver to Payee an unaudited statement of royalties paid to Payee during the year and the calculation thereof. All year end statements shall be deemed true and correct six months after presentation, unless within that period Payee delivers notice to Payor specifying with particularity the grounds for each exception. Payee shall be entitled, at Payees’s expense, to an annual independent audit of the statement by a national firm of chartered accountants, only if Payee delivers a demand for an audit to Payor within four months after presentation of the related year-end statement.